Exhibit 10.53

Commercial Lease Contract

for Offices in the

Property: Bad Homburger Stern

Zeppelinstrasse / Werner-Reimers-Strasse 2 / 4, 61352 Bad Homburg

between

ELINOR Grundstücksgesellschaft mbH & Co. Apollo KG,

entered in the Commercial Registry of the Munich District Court under HR A 90433,

business location: Wolfratshauser Strasse 49

Tax number: 144/245/30515	Financial Office: Munich I

hereinafter called “Lessor”

and

Linotype GmbH, entered in the Commercial Register of the

District Court of Bad Homburg v.d. Höhe under HRB 10375,

business location: Du Pont-Strasse 1, 61352 Bad Homburg,

represented by the sole authorized representative general manager

Mr. Frank Wildenberg, born December 11, 1966

tax number: 32 381/8136 Financial office: Bad Homburg

VAT ID no.: DE 250 989 316

hereinafter called

“Lessee”

[initials]	[initials]

Contents

Preamble	3
§ 1 Leased property	3
§ 2 Intended purpose of lease, authorizations, value-added tax option of Lessor	5
§ 3 Term of lease	7
§ 4 Rent and advance payment for ancillary costs	8
§ 5 Changes in rent over time	10
§ 6 Ancillary costs	11
§ 7 Provision of security	15
§ 8 Repair, maintenance and cosmetic repairs, collateral duties of the Lessee	17
§ 9 Liability of Lessor and Lessee, assumption of liability for the premises by the Lessee	19
§ 10 Entrusting of the leased property to third parties	20
§ 11 Structural alterations after surrender	21
§ 12 Return of the Lease Object	22
§ 13 Access to the Lease Object by the Lessor	24
§ 14 Insurance	25
§ 15 Change of contractual parties	27
§ 16 Advertising, name and company signs	28
§ 17 Early contract termination	29
§ 18 No competition protection	30
§ 19 Other agreements	30

Preamble

1.	The Lessor is owner of the real property (land register of Bad Homburg v.d.H., page 15598, plot 21 no. 308/2) at location Zeppelinstrasse/Werner-Reimers-Strasse 2 / 4 in 61352 Bad Homburg.

2.	The office and business premises “Bad Homburger Stern” are on the real property.

§ 1

Leased Property

1.	The Lessor leases to the Lessee, on the property named in the preamble, in building component A, office spaces which are color-coded in the appended plan (Appendix 1a: leased property). They are:

1.1

approx. 497.8 m2 office space on the second floor, approx. 496.6 m2 office space on the third floor, approx. 496.9 m2 office space on the fourth floor, approx. 384.0 m2 office space on the fifth floor, (incl. roof terrace estimated as being 1/3 in the calculation of space) approx. 1,875.3 m2 office space overall

1.2	Approx. 32.9 m2 storage space in the basement.

1.3	In addition, the Lessor leases to the Lessee 50 parking spaces which are color-coded in the appended plan (Appendix 2a and 2b), of these 20 spaces are east of the building (front, Appendix 2a, framed in red) and 30 spaces are west of the building (rear, Appendix 2b, framed in green), whereas the precise position of the individual parking spaces is not specified.

The floor space dimensions are determined according to the guidelines for calculating leased space for industry/gif-G (Association for real estate-economic research, registered association), version of November 2004. Deviations up to and including 5% of the leased space pursuant to par. 1.1 and/or par. 1.2 are provided for in the contract. The calculation made according to the actual leased space pursuant to § 4 pars. 2 and 3 of the amount of rent and advance payment for ancillary costs will not be affected.

[initials]	[initials]

2.	Commercial activities and advertising in the community areas are not permitted to the Lessee. The outside areas (roof and façade) of the property are not co-leased as well as movable economic goods and installations within the meaning of § 68 BewG (Valuation Law) which situated are on the real property, in the property or in objects thereof. The use of these areas, in particular the outer façade, also for advertising, is reserved to the Lessor; the Lessor is authorized to entrust these areas to third parties. § 16 will not be affected. The Lessee will use available collective name-sign installations and similar set-ups and contribute to operating expenses within the scope of ancillary expenses, § 6.

3.	The leased property will be made available to the Lessee by the Lessor in accordance with Lessee development planning (Appendices 1b - 1e), the equipment descriptions (Appendix 4) and the storage plan of the supplementary Lessee special equipment (Appendix 7) in connection with § 19 paragraph 1 of the lease contract.

4.	The maximal floor load is: 5 kN/m2 (distributed load).

5.	Aside from installations in the specifications pursuant to Appendix 4 and those mentioned in § 19 par. 1 of this lease contract and installations desired by the Lessee (also see Appendix 7 storage plan of the supplementary Lessee special requests), the leased property requires no other cooling equipment for reasons of energy conservation. The Lessee must therefore calculate so that the target limiting value of the workplace guidelines for room temperature (26 degrees Celsius) is not exceeded. Any overruns are as stipulated in the contract.

The building is cooled in summer and heated in winter by concrete core cooling. Concrete core cooling functions by means of a water-carrying pipe in the concrete of the floors and ceilings. In order to prevent damage to this pipe-system in floor and ceiling areas, the Lessee may carry out no borings at all with a depth greater than 5 cm without consulting the Lessor.

§ 2

Intended Purpose of Lease, Authorizations, Value-added Tax Option of Lessor

1.	The leased property is leased exclusively for intended use as an office for the worldwide marketing, distribution and licensing of virtual products in the form of fonts, scripts and computer software as well as for the development and adaptation of script designs, script software, software tools and electronic distributions means both for own use and also as a service for third parties.

2.	It is a matter for the Lessee to obtain personalized authorizations and licenses required for his operation or for his company at his own cost and risk and to fulfill obligations. This also applies to changes of the intended purpose of the lease. The Lessor accepts no liability for authorizations and licenses being given and/or that given authorizations and licenses continue in existence. If they are refused or revoked, rescission or termination by the Lessee is excluded. Such authorizations are not the implicit basis of the lease contract. Liability of the Lessor for intent and gross negligence is not affected.

The building law authorizations relevant to the property are nevertheless the concern of the Lessor. If, however, building-related authorizations which are necessary for the Lessee’s business operations for reasons which the Lessee has to plead for, for instance in case of a change of use or rebuilding, are refused or revoked, the Lessee is not entitled on that account in any case to a warranty claim, refusal of performance or right to cancel.

The Lessee will ensure, before conclusion of the contract, that he has been comprehensively informed about the legal and official obligations for the business he provides and/or operates. The Lessee will undertake to be constantly informed with regard to the Lessor and to comply with all regulations and official obligations. The Lessee will undertake to submit official authorizations, obligations, etc. for inspection before the handover of the Lessor’s rental property.

3.	In case of a change in the intended use of the leased property, the Lessee must secure written permission in advance from the Lessor. The Lessor may refuse the permission if there is good cause or if the change of use is opposed to the interests of the Lessor.

The leased property must always only be used for official, legal and contractually permitted purposes. A declaration of consent of the Lessor is always needed, even if this is not expressly mentioned in the declaration of consent, with the reservation of, for example, a necessary official authorization for a change of use whose provision rests upon the Lessee at his own expense. The Lessor gives no guarantee that the responsible authorities will permit a change of use.

4.	The Lessor will opt for the value-added tax pursuant to § 9 par. 2 UStG [Turnover Tax Law].

The Lessee is obliged to use the leased property exclusively for dealings which are not opposed to the Lessor’s input tax reduction. The Lessee will promptly make available all documents and information specifically requested by the Lessor so that the Lessor can fulfill his obligation to submit evidence with respect to financial authorities.

In the case of subleasing or other allocation of usage to third parties, the Lessee is obliged to opt for the value-added tax for the subleasing and to additionally impose the responsibilities of the preceding paragraph upon third parties in such a way that the Lessor can also derive direct rights in respect to third parties from the agreement (contract for the benefit of third parties). The Lessee is liable to the Lessor for third party observance of these responsibilities.

For the case that the Lessee or third party uses the leased property in violation of their contractual duties for dealings pursuant to this section 4, which conflicts with the Lessor’s input tax reduction, the Lessee must compensate the Lessor for all economic disadvantages which they have suffered thereby, that they completely, partially or no longer can opt for the value-added tax.

Claims of the Lessor against the Lessee according to this § 2.4, paragraph before last, become time-barred at expiration of 6 (six) years after termination of the Lease. With intentional violations, this time bar is extended to 10 (ten) years.

§ 3

Term of Lease

1.	The tenancy begins with the handover of the leased property by the Lessor to the Lessee.

The tenancy will be concluded by December 31, 2012.

2.	After the fixed term of the tenancy, renewal continues for 60 rental months, if it is not cancelled by the Lessee by registered letter by the deadline of 18 months before expiration of the fixed term of the tenancy, therefore by June 30, 2011 at the latest. Cancellation requires written form (registered letter with advice of delivery).

3.	If, after expiration of the tenancy extension, the Lessee desires to extend for another 60 months, then he must declare this intention to the Lessor in writing at least 20 months before expiration of the first period of extension (12/31/2017), therefore by April 30, 2016 at the latest.

For an untimely declaration the tenancy ends at the specified date of 07/31/2017.

In the event of a timely declaration, within 4 weeks after receipt the Lessor will submit an offer regarding the new terms of lease. If an agreement is not reached regarding the new terms of lease by at least 18 months before expiration of the first extension period, the tenancy will end on the specified date of 12/31/2017.

4.	The Lessor will hand over the leased property to the Lessee by 09/1/2008, provided that in the first place this tenancy agreement is reached at the latest by 04/04/2008 and is signed by the Lessee with legally binding effect, and secondly, the plans (Appendix 1b - 1e: Lessee development planning) agreed upon by the Lessee and Lessor are on hand for the tenancy agreement. The Lessee and Lessor together will create a written transfer protocol. The protocol must include the date of the transfer. It will be an addendum to the tenancy agreement which observes the formal requirements of §§ 578, 550, 126 BGB [Civil Code]. Any defects in the Lease Object and their removal are established in the protocol. Otherwise, the Lessee will recognize by signing the protocol that the leased property is in a condition in accordance with the contract, except for latent defects.

Defects and remaining work, which only insignificantly affect the suitability of the Lease Object for use as contracted, do not entitle the Lessee to refuse takeover of the leased property.

5.	If due to circumstances which are to be defended by the Lessee, a delay of the handover occurs, the Lessee is responsible for payment of the rent and ancillary expenses for the period of the delay to be defended.

6.	§ 545 BGB – tacit extension of the tenancy by continuation of use – is excluded.

§ 4

Rent and Advance Payment for Ancillary Expenses

1.	Rent and advance payment for ancillary expenses are to be paid monthly in advance at the latest by expiration of the third workday (receipt of payment by the Lessor). The obligation for payment of rent begins on 01/01/2009; the obligation for payment of ancillary expenses begins on the day of transfer of the leased property to the Lessee. The Lessee will undertake, at the request of the Lessor, to consent to payment of rent together with advance payment of ancillary expenses by way of direct debit order collection by direct debiting of an account to be named by the Lessee. The Lessee will promptly submit the declarations required for this in proper form to the Lessor after appropriate request – also in the case of any change of the Lessee’s account.

2.	Monthly rent for the leased property pursuant to § 1 is:

2.1 For rental areas consistent with § 1.1.1: EUR 11.95/qm,	therefore 22,409.84 EUR

2.2 For rental areas consistent with § 1.1.2: EUR 7.0/qm,	therefore 230.30 EUR

2.3 Each parking space consistent with § 1.1.3: EUR 48.0/space	therefore 2,400.00 EUR

TOTAL monthly net rent	25,040.14 EUR

plus statutory value-added tax, currently 19%	4,757.63 EUR

Gross rent	29,797.77 EUR

(in words: twenty-nine thousand seven hundred and ninety-seven 77/100 EURO)

3.	Monthly advance payment for ancillary expenses for the leased property pursuant to § 1 is:

3.1 For the rental area consistent with § 1.1.1: EUR 3.00/qm, therefore	5,625.90 EUR

TOTAL monthly advance payment for ancillary expenses	5,625.90 EUR

plus statutory value-added tax, currently 19%	1,068.92 EUR

Gross monthly advance payment for ancillary expenses	6,694.82 EUR

(in words: six thousand six hundred and ninety-four 82/100 EURO)

4.	If a Lessee or a sublessee or a third party within the meaning of §10 par. 1 transacts dealings with the leased property which contradict the provisions of § 2 par. 4, the stipulated net rent and advance payment for ancillary expenses increase by the percentage of the value-added tax applicable in each case. The calculation of an ancillary value-added tax is omitted in this respect. § 2 par. 4, last sentence is not affected.

5.	Payments of the Lessee to the Lessor which do not cover all outstanding accounts of the Lessor against the Lessee, are used first for repayment as default interest for any damage caused by delay, then for ancillary expenses and finally for the monthly rent, respectively first for the older, then for the more recent, pursuant to § 366 par. 2 BGB, no matter if the Lessee is undertaking a deviating repayment determination.

6.	If the Lessee defaults on payments, the Lessor is entitled in the assertion of a claim for back payments to insist upon an all-inclusive dunning cost fee from the Lessee in the amount of EUR 15.00. The assertion of a further claim for damage caused by delay will not be affected.

7.	A reduction of rent will be taken into consideration after fruitless expiration of a reasonable period legally set by the Lessor for correction of faults by the Lessee. A reduction of the rent is permissible only with an insignificant lowering of the suitability for use. This is excluded if defects warranting a lowering are based on a circumstance outside of the sphere of the Lessor (e.g., road construction work, traffic detours, street closure, or disturbances which are not the fault of the Lessor of technical installations or of care for the heat energy, gas, electricity or water). The liability of the Lessor for defects present at conclusion of the contract is set in accordance with § 9 par. 1.

8.	For payment claims of the Lessor against the Lessee, the Lessee is only justified for offset or retention if claims placed for the offset and/or substantiation of retention by the Lessee against the Lessor are established as being undisputed or legally binding. The Lessee may only offset against or exercise a right of retention against a rent demand if he has reported his intent in text form to the Lessor at least one month before the due date of the rent. These provisions will continue to apply after termination of the Lease.

§ 5

Changes in rent over time

The agreed monthly net rent according to § 4 clause 2 increases according to the following schedule:

•	on 01/01/10 from €25,040.14 by 2% (€500.80) to: €25,540.94

•	on 01/01/11 from €25,540.94 by 2% (€510.82) to: €26,051.76

•	on 01/01/12 from €26,051.76 by 2% (€521.04) to: €26,572.79.

In addition to the net rents shown above, advance payments for ancillary expenses agreed upon in accordance with § 4 clause 3 and the statutory value-added tax are to be paid.

If it proceeds to an extension of the tenancy beyond 12/31/2012 for a further 60 rental Months according to § 3 clause 2, the agreed monthly net rent increases according to the following schedule:

•	on 01/01/13 from €26,572.79 by 2% (€531.46) to: €27,104.25

•	on 01/01/14 from €27,104.25 by 2% (€542.08) to: €27,646.33

•	on 01/01/15 from €27,646.33 by 2% (€552.93) to: €28,199.26

•	on 01/01/16 from €28,199.26 by 2% (€563.99) to: €28,763.24

•	on 01/01/17 from €28,763.24 by 2% (€575.26) to: €29,338.51.

In addition to the net rents shown above, advance payments for ancillary expenses agreed upon in accordance with § 4 clause 3 and the statutory value-added tax are to be paid.

§ 6

Ancillary Costs

1.	Additional expenses are all expenses which currently result for the owner or leaseholder due to the ownership or building lease on the real property or through use as agreed of the building, adjacent building, construction, facilities and plot of land. Performances in kind and services performed by the owner or leaseholder may be valued as the amount which could be valued for an equivalent service by a third party, in particular a company.

Additional expenses comprise, in particular:

•	operating costs listed in the appropriate version of the Operating Costs Ordinance,

•	also, costs of operation, cleaning and care of facades, outer jalousies, and the roof, including gutters,

•	cleaning of community areas,

•	maintenance of green roofs,

•	recyclable material accumulation together with corresponding measuring equipment, including leasing and calibration,

•	operating and cleaning of garage doors,

•	operating and cleaning of the air- and ventilation system and sprinkler and other fire control and/or CO2 warning devices,

•	costs of winter service,

•	costs of enforcing security,

•	lighting means for the community areas, including safety checks,

•	operating and cleaning of collective name sign installations and similar constructions,

•	operating and cleaning of parking spaces, including renovation of driving and parking space signs,

•	operating and cleaning of intercom systems,

•	servicing and rental fees for fire alarms as well as costs of checking, charging and replacing hand-held fire extinguishers,

•	extra cost of emergency service as well as

•

costs of partial and full servicing (together with essential, regular replacement materials) and safety checking and, if necessary, recording of consumption, meter reading costs, as well as calibration fees of all technical devices and constructions (e.g. elevators, conveyors, process control technique, fire extinguishing equipment, constructions for traversing facades, safety equipment, sanitation, heating (including heat supply appliances, hot water conditioning devices, heat distribution networks, room space heating (radiators), air, climate, ceiling cooling devices and electrical equipment, windows, doors and gates including rolling door systems, water drainage slides (including rainwater back-pressure reservoirs), gates and parking guide equipment, orientation systems, telecommunications installations, smoke warning and electrical emergency systems, power current systems, transformers, high-voltage fuses and grounding equipment, emergency call systems, danger reporting and alarm systems, fire detection systems, CO2 warning devices, sprinkler systems and the gate and video installations, the code card system, access control systems, mailbox and bell systems, safety lighting, roof, smoke and heat discharge systems, jalousies and sun protection installations and

•	the ancillary expenses designated as such further on in this contract.

The Lessee shall also be obliged to pay ancillary expenses if he does not make use of the compensated services completely or partially.

2.	Charging for hot water and heating costs is based upon the appropriate, applicable version of the Heating Costs Ordinance.

3.	Excepting par. 2, the Lessee shall bear the full amount of the ancillary expenses caused by the leased property. Insofar as ancillary expenses are recorded by measuring devices, the determination of ancillary costs shall take place primarily by measurement according to consumption.

4.	Excepting pars. 2 and 3, the Lessee shall bear the remaining ancillary expenses, in particular the ancillary expenses resulting from the community areas (pursuant to Appendix 3) and technical installations, in ratio of their rental areas as per § 1.1.1 and § 1.1.2 to the total rental area in the property; the key for apportionment of the directly attributable operating costs of the outer parking spaces is the proportion of Lessees at these spots.

5.	The Lessor has installed a building management (technical, commercial, and infrastructural). Insofar as the Lessor generates costs therefrom which do not fall under paras. 1 - 4, the Lessee shall bear these ancillary expenses in proportion to the ratio of his rental areas as per § 1.1.1 and § 1.1.2 to the total rental area, up to a maximum of 3% of the Lessee’s yearly net rent.

6.	Insofar as costs arise for the Lessor from maintenance and repair and/or necessary cosmetic repairs and installations relating to the community areas (pursuant to Appendix 3) and installations which do not fall under paras. 1-5, the Lessee shall bear the expenses caused thereby in the ratio of his rental area as per § 1.1.1 and § 1.1.2 to the total rental area, up to a maximum of 5% yearly net rent.

7.	If the Operating Costs Ordinance is amended, or if ancillary expenses or public fees are newly imposed, subsequently revised or increased, which are connected with the property or leased property or operation of the Lessee, or ancillary expense or tax-related or miscellaneous public/legal privileges are discontinued, then the Lessor is authorized and obligated for the apportionment and appropriate adjustment of the ancillary costs. If the Lessor does not have a current property tax assessment, calculations of the probable property tax burden are entered in their place. After presentation of the current property tax assessment, a concluding accounting of the property tax is undertaken; overpayments and underpayments of the Lessee are balanced.

8.	The Lessor may change the cost allocation key according to equitable discretion, if necessary, for an appropriate distribution of expenses or for urgent reasons of proper administration. The Lessor may also form accounting groups which match the type of use (office space, storage areas, garages) within one or several buildings.

The Lessor may specify by written statement that the fees and costs listed under section 3 deviating in the future from the agreement are allocated partially or entirely according to a standard, and the invoice shall contain the measured different consumption or recorded different causation. The statement is only permissible before the beginning of an accounting time period.

9.	The Lessor shall render an account of the ancillary expenses every calendar year, at the latest by 12/31 of the following year. If the tenancy ends during an accounting period, the statement is prepared only within the scope of a general statement; an interim statement does not take place.

If the ancillary expenses already brought to account by the Lessor turn out to be higher than those invoiced, for example due to property tax assessment, then the Lessor is entitled to a corresponding subsequent rebate claim and/or is obligated to a refund of the over-billed amounts. Balance takes place for the next rent payment due date.

The Lessee has to submit objections against the statement to the Lessor in any case at the latest up to the expiration of the twelfth month after receipt of the statement. After expiration of this term, the Lessee can no longer raise objections, unless the Lessee does not have to defend the assertion.

Upon request, the Lessee may inspect the accounting records of the Lessor.

10.	The Lessee shall, if possible, conclude a public utility contract in his own name and on his own invoice. This applies in particular for telephone, water, sewage, electricity and heating.

§ 7

Provision of Security

1.	The Lessee shall provide security for the settlement of all – also future – claims of the Lessor against the Lessee related to the tenancy agreement including any subsidiary claims and/or claims for damages on whatever legal ground. The security provision is limited to an amount which is 3 times the initial monthly rent plus the advance payment of ancillary costs and value- added tax. This totals €109,477.77 (in words: one hundred nine thousand four hundred seventy- seven 77/100). If the total of monthly rent plus the advance payment of ancillary costs and value- added tax varies more than 10%, the contractual parties are entitled to request an appropriate adjustment of the security provision, which must take place promptly, but at the latest six (6) weeks after entry of an authorized adjustment request.

2.	The Lessee is allowed to furnish the security by cash payment or in the form of an unrestricted and unconditional bank guaranty payable without requirements at any authorized bank or savings institution located in the EU or in the Federal Republic of

Germany; the right to deposit shall be barred.

3.	The security provision is due at the contract conclusion. The stipulated security provision must be received by the Lessor at the latest 2 (two) weeks before the transfer of the leased property to the Lessee. The Lessor can refuse the transfer of the leased property as long as no security provision as stipulated is present.

A delay of the transfer resulting from this is not to be supported by the Lessor and does not release the Lessee from his contractual obligation for rent payment pursuant to § 4 par. 1. If the Lessee defaults on providing the security, the Lessor is entitled, after expiration of a reasonable period of grace which he adds, to cancel the contract without notice at any time. The Lessee is liable according to legal provisions for damages which may take place.

The Lessor shall give back the rent security 6 (six) months after return of the leased property, if and to the extent to which the settled claims are balanced.

4.	As far as the Lessor utilizes the security, the Lessee is obliged to promptly replenish same up to the amount agreed in the contract.

5.	In case of the sale of the property or leased property, the Lessor is entitled to hand over the cash security and/or guarantee document to the purchaser. Upon request of the Lessor, the Lessee is required, however, delivery versus payment with respect to the return of the security given by him to the Lessor or its predecessor, to transfer to the purchaser a similar security according to contractual provisions. After return to the Lessee of the security given by the Lessee to the Lessor or its predecessor, the liability of the Lessor for the return of the security as per §§ 578, 566a, clause 2 BGB expires.

6.	After acquisition of the leased property by the Lessee, the Lessor can require from the Lessee a common examination of the property introduced by the Lessee as well as a common protocol thereof, to which extent the property introduced is of free ownership and is not attached or pledged. For a convincing reason, the Lessor can request from the Lessee a repeat of the examination and an updating of the protocol.

The Lessee is obligated to promptly notify the Lessor of property involving any attachment under report to a bill-collecting official and of pledged creditors and the type and amount of the claim, for reason of which there is an attachment. For purposes of exercising its right of lien, the Lessor or his third party appointed representative shall be entitled to enter the rental space alone or in the company of witnesses or experts.

§ 8

Repair, Maintenance and Cosmetic Repairs,

Collateral Duties of the Lessee

1.	The repair and maintenance of the roof and compartments of the property is incumbent upon the Lessor at his own expense. They are

•

the roof construction with covering and associated sheet metal work and gutters including front and side as well as glass rooftops, immobile lighting connections as well as entrances and exits of the roof, accessible roof surfaces and also

•

the load-bearing parts of the building, such as outer walls, accessible inner walls, supports, columns, foundations, chimneys, cellar and ceiling slabs together with the façade with exception of the movable façade parts (such as windows, doors, awnings, jalousies) and lastly all supply and waste disposal lines installed in the shell construction up to the exit wall.

The Lessor is not obligated to undertake cosmetic repairs.

2.	The Lessor may effect the cosmetic repairs, maintenance and repair work of the community facilities and areas as per Appendix 3 as well as the community technical installations and facilities outside of the leased property. The Lessee shall proportionately bear the expenses arising from this, within the framework of ancillary expenses, § 6 par. 6.

3.	Necessary cosmetic repairs, maintenance and repair work inside of the leased property and the servicing, restoration and renovation/replacement purchase of technical installations (in particular, electrical and sanitary equipment, heating installations, security lighting, escape route pictograms, fire control equipment) which is located in the leased property and is not subject to the security and guaranty, as well as the windows and doors of the leased property, are incumbent upon the Lessee at his own expense. The cosmetic repairs also include all painting and decoration work and renovation of floor coverings. Servicing and maintenance also includes the mending of damage to the installation objects for electricity, water and gas, the heating appliances, sanitary equipment, (lines of any kind lying under plaster are excluded), thermostat valves, radiators, window and door locks and strike plates, roller shutters, roller shutter chords, electrical control of roller shutters, as far as these are accessible to the Lessee.

The Lessee is responsible for technical equipment installed by the Lessee himself or at his instance – and if appropriate, also by the Lessor.

4.	The Lessee is obligated to maintain the property in proper and clean condition during the lease term. The Lessee has to clear blockages of drains. The Lessee is also liable for any consequential damages, unless he can prove that he has not caused the blockage. The Lessee shall provide for adequate ventilation and heating of the leased property.

5.	The Lessee is obligated to promptly declare known defects and damages in the leased property and property overall in writing to the Lessor.

6.	The Lessee is obligated to use the leased property, as well as the community areas and facilities, such that no unacceptable damages of another user of the Lease Object occur, such as due to noise, vibrations, odors and the like. No objects may be stored outside of the leased property.

7.	The Lessor is entitled to draw up house rules, to modify, supplement, or to revoke same, insofar as this is in the interest of a successful coexistence of the user, a proper management of the property or for preservation and safeguarding of the general security and functional order of the property and is acceptable to the Lessee. The Lessee shall comply with the rules of the house.

8.	If the business enterprise of the Lessee has the consequence that commercial refuse (in particular, packing material) accumulates on a large scale, the Lessee has to provide for orderly clearance on his own accord – in particular, with attention to all legal and official provisions. The temporary storage of such waste has to take place, unless there is a deviating written agreement, only in the rental spaces. The Lessee is not entitled to dispose of large-scale commercial waste and sewage in the refuse container furnished by the Lessor.

§ 9

Liability of Lessor and the Lessee, Assumption of Liability for Premises

by the Lessee

1.	The Lessor is liable only for faults. This also applies for initial defects.

2.	A limitation of liability is not applicable, insofar as the damage is covered by insurance of the Lessor as well as with injuries of life, the body and health.

3.	In case of total or preponderant destruction of the leased property, the Lessor shall decide according to his own judgment whether or not he will reconstruct. The Lessee and the Lessor are entitled in this case to an immediately effective extraordinary right of cancellation. There shall be no further claims for compensation of damage, except for faults.

4.	The Lessee assumes liability for the premises inside the leased property as of the handover.

5.	The Lessee is liable for all damages to the property and/or Lease Object pursuant to the legal stipulations. He is liable also for damages which are caused by his affiliates, employees, sublessees, visitors, suppliers, tradesmen and the like.

6.	The burden of proof is incumbent on the Lessee that a damage resulting in his exclusive territory, which in particular is the rental areas according to § 1.1.1 and § 1.1.2, has not been caused by him or the aforementioned persons.

7.	The Lessee is liable in the same way for contaminations brought into the property and/or Lease Object by himself or the aforementioned persons, also insofar as the bringing in is not based on the contractually suitable use of the leased property.

§ 10

Surrender of the Leased Property to Third Parties

1.	The Lessee is not entitled to surrender the property entirely or partially to third parties without prior written permission of the Lessor. The Lessee is obligated to accompany the request for permission to the Lessor with exact information about the intended user, his trade and credit rating. The Lessor can grant his permission with reasonable restrictions and can, in particular, but not conclusively, also then refuse, if the surrender to the third party is an obstacle to the interests of the Lessor, or for good cause. Good cause is provided, for example, when the surrender to a third party stands against the option of the Lessor for value-added tax. The Lessor is entitled at any time to revoke a granted permission for good cause. The right to cancellation of the Lessee under § 540 par. 1 BGB is excluded.

2.	For companies, a change of owner and/or of an individually liable general manager, the change of majority shareholders, changes of the majority situation, or change of the legal structure is applicable as a surrender for use in the sense of the above-mentioned regulation. Thus, the Lessee is obligated to promptly supply written notice in advance to the Lessor of such changes as well as of changes of trading authorizations or other changes relevant to the leased property. The Lessor is entitled to require from the Lessee a reasonable additional security in accordance with regulations in § 7. A reasonable security is as a rule 6 times the monthly rent in addition to advance payment for ancillary costs and value- added tax, in the relevant amount appropriate to the date of the request for security by the Lessor.

If the Lessee sells his operation or a part thereof, the tenancy agreement is transferred to the legal successor of the Lessee only if this was so agreed upon in writing with the Lessor beforehand.

3.	For the case of subleasing, the Lessee will now assign, by way of security to the acceptive Lessor, claims of the Lessee against the sublessee originating from the subtenancy.

§ 11

Structural alterations after handover of the Lease Object

1.	The Lessor shall be entitled to make structural alterations and technical alterations in and on the property and/or in and on the Lease Object. The Lessee’s consent shall be required if its interests will be compromised more than to just a minor extent. The Lessee’s consent shall not be required, for example, when technical installations are being modernized for the purpose of, e.g., energy and water conservation. Any cancellation right of the Lessee under § 554 (3) BGB is precluded. The Lessee shall be required to keep the facilities affected by the structural alterations being made by the Lessor accessible and to tolerate the performance of such work and not impede or delay it.

2.	Structural alterations to be made by the Lessee shall require prior written permission from the Lessor. The Lessee shall obtain the approval of the Lessor in due time, submitting the alterations plan and any mandatory public permits, for which it shall bear the cost and sole responsibility. The Lessor shall then be entitled to refuse its permission, but not only then, when its interests or an important reason conflict with the structural alteration.

That is the case, for example, if the planned alteration encroaches on the statics or the technical installations of the property or if it could impair its ability to function, restrict future use of the Lease Object or if the structural alteration causes a decrease in the value of the Lease Object or jeopardizes the guarantee claims of the Lessor against third parties, e.g. general contractors, general subcontractors or other companies responsible for performing the construction contract. The Lessee shall commission the respective construction firms for work in connection with the technical installations of the Lease Object.

Any permission of the Lessor shall always be subject to the mandatory public permits, which are to be obtained by the Lessee at its own expense and risk prior to beginning the work. If necessary, the Lessor shall assist in the acquisition of any official permits.

The official permits are to be submitted to the Lessor prior to beginning the work. The Lessee shall be required to commission architects and special experts for any required architectural and technical coordination and to announce them to the Lessor in writing before the work is begun. Where technical installations are subject to certification and/or regular inspection (e.g., by the TÜV [German Technical Inspection Agency]), inspection and testing are to be initiated by the Lessee at its own expense and the performance thereof as well as the results are to be verified to the Lessor. When the construction measures are being carried out, the interests of the other tenants are to be respected to the greatest extent possible. All costs of the structural alterations (including all official duties) shall be at the expense of the Lessee, and the Lessee shall be required to provide updated as-built drawings and inspection plans at its own expense and deliver them to the Lessor.

The Lessee shall meet the obligation to safeguard the property against hazards where all construction work is concerned. It shall therefore take the necessary precautions to protect third parties in particular. The Lessee releases the Lessor from any third party claims in connection with the construction work it performs.

The Lessee shall be liable for all damages incurred in connection with the structural alterations it undertakes.

§ 12

Return of the Lease Object

1.	The Lessee shall be required to return the Lease Object to the Lessor upon expiry of the Lease.

2.	The Lessor shall not be obligated to take back the Lease Object prior to expiry of the Lease.

3.	The return shall be required to take place formally in the mutual presence of the Lessee and the Lessor, who may have itself represented by a third party. Lessee and Lessor shall draw up a joint written report on the condition of the Lease Object upon its return to the Lessor.

4.	The obligation of the Lessee to return the Lease Object in pursuance of the contract shall be fulfilled if the following conditions are met:

4.1.	If all keys and/or code cards, including master key plan and guarantee certificate for the property and the Lease Object that are in the possession of the Lessee or persons under its responsibility pursuant to this contract are returned to the Lessor.

4.2.	If the Lessee has concluded all cosmetic repairs and maintenance and repair work, and if all damages for which it is responsible to remedy have been remedied. If at the end of the lease term cosmetic repairs are entirely or partially not yet due, then the Lessee, if by its own choice it does not carry out the cosmetic repairs anyway, shall be required to compensate the Lessor financially. The compensation shall be calculated according to the costs based on the cost quote of a technical firm to be determined by the Lessor; of those costs the Lessee shall bear a portion that is commensurate to the wear and tear attributable to it. If there is no need for any renovation at all, any share in the costs on the part of the Lessee shall be omitted.

4.3.	If the Lessee has completely vacated the Lease Object. Excepted are furnishings and fittings provided by the Lessor. If the Lease Object with all furnishings and fittings to be left behind has been cleaned (carpets are to be shampooed) and garbage has been properly disposed of.

4.4.	If contaminations for which the Lessee is responsible under this contract have been removed.

4.5.	If furnishings, advertising name and company signs within the meaning of §16 (1) and (2) as well as structural alterations that the Lessee has undertaken prior to or after handover of the Lease Object or which it has taken over from previous tenants, have been removed and the original condition and/or the original condition as provided by the Lessor has been (re)instated; this shall not apply if the Lessor requires of the Lessee not to remove the furnishings/structural alterations. In this case the Lessee shall be required to pay the Lessor as compensation for the expenses saved, the amount required for the reconstruction and (re)instatement of the original condition and/or original condition as provided by the Lessor.

4.6.	If any cabling (e.g. for telephony systems or IT) in cable ducts/double floors laid by the Lessee itself or on its behalf – as well as by the Lessor, where applicable – or which it took over from any other previous tenants has been removed at the request of the Lessor.

5.	The Lessor shall be allowed to dispose of any objects of the Lessee that are left behind after the Lease Object is returned, as it deems fit and for its benefit, if the Lessee has not removed them within two weeks after being asked to do so. In this regard the Lessor is exempted from the restriction of §181 BGB.

6.	If the Lessee has abandoned or handed over the Lease Object to the Lessor prior to expiry of the lease term, the Lessor shall have the right to have work performed in the Lease Object, such as e.g. renovations for subsequent tenants.

§ 13

Access to the Lease Object by the Lessor

1.	The Lessor or third parties it authorizes, for example, the financing bank, shall be entitled to enter the Lease Object after prior announcement during regular business hours as well as any time of the night and day in the event of imminent danger. The Lessee shall be required to guarantee access. In emergencies, the Lessor shall be entitled to allow access to the Lease Object in ways it deems appropriate, in order to gain entry.

2.	If one of the contractual parties cancels the Lease, the Lessor or any third party it authorizes shall be entitled to enter the Lease Object alone or with prospective tenants as well as any necessary experts for the purpose of further leasing the Lease Object. The Lessee shall guarantee access, even beyond regular business hours if necessary.

3.	Paragraph 2 shall apply mutatis mutandis should the Lessor contemplate selling the property or the Lease Object.

4.	In the cases set forth in the paragraphs (1) through (3) above, the Lessor shall be entitled to attach “for lease/for sale” signs to the outside of the Lease Object.

§ 14

Insurance

1.	The Lessee shall be required to take out the following insurance policies, at its own expense, immediately upon conclusion of this contract:

1.1.	Third party liability insurance with the following minimum terms/coverage inclusions:

•	Coverage amount for damage to individuals, objects and assets: 1 mil US $

•	Damage to the property leased: 1 mil US $

•	Gradual damages

1.2.	Business interruption insurance: indemnity period: at least 12 months

•	Insured risks analogous to the building insurance (see under §14.2.2 through 14.2.5; without glass, flood, earthquake and volcano eruption, including burglary by breaking and entering)

1.3.	Inventory insurance

•	Insured risks analogous to the building insurance (see under §14.2.2 through 14.2.5; without glass, including burglary by breaking and entering)

The Lessee shall be required to maintain insurance coverage and to pay the premiums when they are due. Any deductibles shall be borne by the tenant itself (for a list of currently valid deductibles see Addendum 6, List of Insurance Deductibles). The Lessee shall specify the insurers for the Lessor in writing immediately and notify the Lessor of any change or discontinuation of insurers.

2.	The Lessor shall take out the following insurance policies, the costs of which shall be allocated as ancillary costs in accordance with §6 (premiums as well as incurred deductibles in compliance with paragraph 2.3 below):

2.1.	Property owner’s liability insurance

2.2.	Building fire insurance

2.3.	Building extended coverage insurance

•	Civil commotion, strike or blockade, malicious damage

•	Vehicle impact, smoke, sonic boom

•	Sprinkler leakage

•	Water from pipes

•	Storm

•	Hail

•	Flood

•	Earthquake

•	Sinkhole, landslide

•	Snow load, avalanche

•	Volcano eruption

2.4.	Building insurance against unnamed risks

2.5.	Building glass insurance

2.6.	Insurance on loss of rent (term of liability for loss of rent 24 months)

Incurred deductibles from the insurances – including damages to the roof and framework of the property – shall be attributed to the Lessee to the following extent as ancillary costs within the meaning of §6: The Lessee shall bear the deductibles if and to the extent the insured damages are attributable to its rental sphere. This means, for example:

It shall bear the deductibles

•	entirely, if the insured damage event occurred in its Lease Object or if it was caused by it or persons for which it is responsible under §9 (5);

•	proportionately, if and to the extent the insured damage event also occurred in its Lease Object or in the common area or was caused by it or by persons for which it is responsible under §9 (5);

•	not at all, if the insured damage event occurred outside its Lease Object and the common areas and was not caused by it or persons for which it is responsible under §9 (5).

3.	The Lessor reserves the right to take out other insurances, to the extent necessary under the insurance contract, which shall likewise be allocated in the ancillary costs in pursuance of §6.

4.	The Lessee shall be required to communicate any risk-aggravating circumstances of which it is aware, caused in particular by its business and/or its Lease Object. Any changes to the scope of insurance that become necessary – with neighboring properties as well, where applicable – shall be at the expense of the Lessee.

5.	The Lessee shall report any substantial damage which occurs on the Lease Object to the Lessor without delay and undertake the exercising of rights (assertion of damage claims and processing) in consultation with the Lessor. The Lessor shall issue the Lessee all authorizations required for the exercising of rights. The Lessor shall be entitled in singular cases and obligated upon request of the Lessee to exercise rights at the expense of the Lessee, inasmuch as the Lessee does not undertake the exercise thereof contrary to sentence 1.

§ 15

Change of contractual parties

1.	The Lessee shall notify the Lessor without delay of any change in the circle of shareholders and/or any change in proprietor and/or of any case of reorganization in the meaning of the German Companies Reorganization Act and/or of any other change in its legal person/legal form, submitting abstracts from commercial registries and other suitable forms of proof. In the event of any culpable violation of this information requirement, in departure from the legal rule, the period of time set forth in §22 of the German Companies Reorganization Act shall not begin until the reorganization is entered in the commercial registry and/or a comparable registry, but at the earliest upon knowledge of the Lessor of the reorganization, and shall extend from six months to two years, but at the longest until expiry of 10 years after entry of the reorganization in the commercial registry and/or a comparable registry. §10 (2) shall remain in full force.

2.	In the event of a sale of the property and/or the Lease Object, §566 (2) BGB is precluded. Reference is made to §7 (5).

3.	The Lessor shall be entitled to transfer its rights and obligations from this Lease Agreement at any time with discharging effect, even prior to transferring the Lease Object to the Lessee or prior to conveyance of ownership to the buyer. The Lessee herewith agrees to any such contract takeover by a third party and/or buyer.

4.	If on the Lessee side several people are one contract party, they shall be jointly and severally liable. By signing this agreement they are mutually authorizing each other irrevocably to accept or issue all declarations which affect the Lease, in particular the issue and acceptance of a notification to cancel the contract.

§ 16

Advertising, name and company signs

1.	Inasmuch as any fixtures for advertising, names and company signs exist on the property, the Lessee shall use them and adhere to the existing design with respect to style, execution and content. The overall appearance of the building must be guaranteed at all times.

2.	Otherwise, all advertising, name and company signs - even in the windows of the Lease Object – shall require the Lessor’s permission. The Lessor approves the installation of the Lessee’s corporate logo at its expense and in accordance with Addendum 8 (view of advertising plan; either position B or position C). Any mandatory public permits are to be procured by the Lessee itself at its own expense and risk. Any special use fees for outdoor advertising that extends into the public road space shall be borne by the Lessee. It shall also bear the legal duty to maintain safety for outdoor advertising it installs and exempts the Lessor in this regard from any liability and all third-party claims. The maintenance and cleaning of the outdoor advertising installed by the Lessee shall be the responsibility of the Lessee at its own expense and risk. The Lessee is to ensure that the outdoor advertising is always in a condition that fulfills the technical requirements and that is externally attractive.

In the event of any cleaning of the façade to be carried out by the Lessor and/or any renovation of the façade which becomes necessary, the Lessee shall be required to remove the outdoor advertising it installed, at its own expense. For the reinstallation of the outdoor advertising following any renovation of the façade, the Lessee shall again require the permission of the Lessor.

3.	Upon returning to the Lease Object, the Lessee shall be required to remove any installed advertising, name and company signs and to (re)instate the original condition and/or the condition as originally provided by the Lessor, at its own expense.

§ 17

Early contract termination

The Lessor shall be entitled, in the addition to the existence of the statutory grounds for cancellation, to cancel the Lease without notice for important reasons. Examples of important reasons are:

1.1.	If despite having given notice two times, the Lessee does not make rental and ancillary cost payments in accordance with the contract or does not provide sureties; §7 (3) shall remain in full force;

1.2.	If the Lessee uses the Lease Object in a way that breaches the contract, for example, but not only in the case of conveyance of the Lease Object to a third party in violation of the contract, and the Lessee continues to use the Lease Object in violation of the contract despite being warned;

1.3.	If the Lessee files for bankruptcy or similar proceedings over its assets or if such proceedings are instituted on the assets of the Lessee or an application for bankruptcy proceedings is denied due to lack of substance, and after filing the Lessee is in arrears of payment of one or several rental payments to the amount of at least one month’s rent net;

1.4.	If the Lessee causes the option of the Lessor to charge turnover tax in pursuance of §9 of the German Turnover Tax Act to expire due to reasons inherent to its person or business activity; this shall not apply if no losses are incurred by the Lessor and the Lessee proves this in the event of any dispute between the Lessee and Lessor.

§ 18

No competition protection

The Lessor shall not provide the Lessee any competition protection. In this respect the Lessee may also not appeal to the competition protection inherent to the contract. In particular, the Lessor provides no guarantee that competitive overlaps with other tenants partially or entirely exist or will arise in the future.

§ 19

Other agreements

1.	In addition to the Furnishings Specification (Addendum 4), the Lessor shall owe the following other furnishing details:

•	All partitioning wall systems between the offices will receive on both sides one pin panel each with a needled felt surface, Decor FE 2346, light gray with the following specifications:

•

Planking: wall panel on one side with textile covering, 19 mm pinnable composite element with timber-product base plate held horizontally by aluminum transverse joint profiles, vertically with ABS edges instead of 19 mm melamine-resin coated triple layer particleboard.

•	Surface: needle-punched covering, in structure and color Decor FE 2346, light gray partially with an acoustic effect in the higher frequency range.

•	Width 2,000 mm, height 350 mm.

•

The server rooms on floors 2 – 5 (see Addenda 1b – 1e) will each be equipped with two circulated air coolers, each with 1 KW of output. Should the Lessee require equipment with a higher circulated air cooling output, the additional costs for the procurement of circulated air cooling equipment shall be borne by the Lessee.

•	On the second floor, the glass area of the first room to the right next to the entrance will be provided with a calendared foil sticker (see Addendum 1 B)

•	On the fifth floor, the area to the right next to the pantry will be provided with a calendared foil sticker (see Addendum 7b; Plan of additional special tenant requests).

•	In accordance with Addendum 7 (Plan of additional special tenant requests) both the marked hallway walls on the third floor will be equipped with the following specifications:

•	A room-high full glass element with flush-mounted fecostruct glazing with transverse joint on both sides.

•	Substructure: galvanized rolled steel profiles with regular supports.

•	Connection profile: 1-piece U-shaped rolled steel profiles, powder-coated anthracite.

•	Glazing: soundproof composite safety glass (VSG-Si) 8 mm and ESG 6 mm. Polished edges all around, top light with float instead of ESG glass.

•	Glass frame profiles: pressed mitered aluminum glass frames, E6/EV1 anodized, aluminum-colored adhesive in the structural glazing method, visible width of frame + adhesive 20 mm.

•	Fire protection: no specification

•	Soundproofing: soundproofing test value of fecostruct full glass element Rw, p=47 dB

•	Ceiling blinds: on slab, telescope-type to absorb dimensional tolerances up to +/- 15 mm.

•	Floor connection: mounted on screed or double floor, base height approx. 80 mm

•	Width: 1,350 mm; height: 4,150 mm; height of the transverse joint: 2,500 mm

The doors that lead into these spaces as well as the likewise marked connecting doors (see Addendum 7a) will be executed as glass doors with increased soundproofing.

•

To improve room conditions, the Lessor shall install ceiling-mounted circulated air fan coils on the third floor in the room marked in green in Addendum 7a (approximately 45 m²) (for location see Addendum 7c). They will be provided with plasterboard sheeting with the appropriate ventilation grates for supply and circulating air. The necessary access panels are installed for maintenance work (e.g. changing filters). The circulated air convectors are dimensioned for an output of 80 W/m2 (at a room size of 45 m² this corresponds to a cooling output of 3,600 W). Accordingly, with a room size of 45 m², three devices will be installed each with 1,200 W of cooling output at 25°C room temperature, 13°C coolant supply temperature and approx. 36 dB(A) sound level (measured in the middle of the room). The cold water and condensate connection with the pump shall be effected from the cold supply line of the server rooms in the core of the building. The cables run in the floor zone and are, where architecturally necessary, covered in plasterboard sheeting.

After the lease ends, the climate control units installed will remain the property of the Lessor without compensation; there is no obligation to dismantle them. During the lease term the Lessee shall be responsible for attending to and maintaining/repairing and as necessary replacing the climate control units installed at the request of the Lessee (for more information see also §8 (3)).

2.	It should be noted that at the current time there are no fixtures or fittings for acoustic measures (room to room and reverberation) provided, calculated and owed, since such measures cannot be evaluated, planned and recommended without the furnishings in place, in particular in the middle zones. The Lessee may not derive any defects from this circumstance and may not assert any reduction in rent.

3.	The Lessee shall share in the costs of the upgraded furnishing according to §19 (1) with a one-time additional payment for construction costs of €9,000.00 net. This contribution will be due with the first rental payment in January 2009.

4.	The spatial planning on all the floors provides that all rooms border the respective hallway, such that it cannot be cross-ventilated. Since the Lease Object has no mechanical ventilation, the Lessee shall be required to ensure cross-ventilation by opening the hallway doors as it deems fit.

5.	Should the Lessee not exercise its option right under §3 (2) and consequently the Lease ends on 12/31/2012, the Lessee shall pay a one-time penalty to the Lessor of €120,000.00 net, payable by 14 days after the lease ends.

6.	Several persons as Lessee shall be liable for all obligations from the Lease Agreement as joint and several co-debtors. For a declaration made by the Lessor to be legally valid it shall suffice for the declaration to be issued to one of the Lessees. Any declarations of intent of a Lessee shall also be binding for the other Lessee(s).

7.	The Lessee accepts that data which concerns the Lease shall be stored on data carriers within the context of the property management. The Lessor agrees to comply with the requirements of the Federal Data Protection Act when processing the data.

8.	Verbal agreements and any other agreements besides those made in this contract are nonexistent. The contractual partners are aware of the special written form requirements of §§578, 550, 126 BGB. All changes and amendments to this agreement shall therefore be required to be stipulated in a written addendum. Lessee and Lessor herewith agree to undertake all actions and issue all statements, as requested by the other contractual partner at any time, that are necessary to satisfy the written form requirements, and not to cancel the Lease Agreement early by claiming noncompliance with the written form requirement.

9.	Should any provisions of this contract be or become null and void, or should a loophole appear, this shall not affect the validity of the contract. The parties agree to replace any null or void clause with a legally valid clause that most closely expresses what was economically intended by the contractual parties and that corresponds to the meaning and purpose of the contract. §19 (3) last sentence shall apply accordingly.

10.	This contract is subject to German law.

11.	List of addenda

Addendum 1a:	Plan of the Lease Object
Addendum 1b – 1e:	Tenant Upgrade Plans
Addendum 2a:	Plan of the eastern parking spaces
Addendum 2b:	Plan of the western parking spaces
Addendum 3:	Plan of common areas
Addendum 4:	Furnishings Specification
Addendum 5:	Sample surety contract
Addendum 6:	List of Insurance Deductibles
Addendum 7a:	Plan of additional special tenant requests 3rd floor
Addendum 7b:	Plan of additional special tenant requests 5th floor
Addendum 7c:	Plan of ceiling coffers for cooling system
Addendum 8:	View of advertising plan

These addenda form an integral part of this contract.

For the event the Lessee signs before the Lessor, the Lessee herewith declares that it shall be bound to the offer in the contract to conclude this Lease Agreement by 04/15/2008.

Pullach, 04/11/2008	Bad Homburg, 04/04/2008

[signature]	[signature]
Lessor	Lessee
NORBERT FATH DIRK DITTMANN

[stamp:]	[stamp:]
ELINOR Grundstücksgesellschaft mbH & Co. Apollo KG Wolfratshauser Strasse 49, 82049 Pullach Tel: 089/21104-0, Fax: 089/21104-210	[logo] Linotype GmbH Du-Pont-Strasse 1 61352 Bad Homburg Germany

[Please note: Please add the first and last names of the signatories as well as their respective function and the representational authority of the representing party in legible handwriting.]

Addendum -1A- to the Lease Agreement with Linotype GmbH

[see source]

Planquadrat

Planning and Consulting

[see source]

Server room

ELT
Men’s Toilet Women’s Toilet
PuMi [unexpanded abbreviation]

TK=Pantry

Bad Homburger Stern W.-Reimers-Strasse/Zeppelinstrasse Building A Second floor Addendum 1 B Tenant Development Plan to the Lease Agreement with Linotype GmbH Scale: 1:100 Version: 04/10/2008	Leasing Hannover Leasing Hannover Leasing GmbH & Co. KG Wolfratshauser Strasse 49 82049 Pullach Tel.: 089-21104 488 Fax: 089-21104 202

Planquadrat

Planning and Consulting

[see source]

Server room

ELT
Men’s Toilet Women’s Toilet
PuMi [unexpanded abbreviation]

TK=Pantry

Bad Homburger Stern W.-Reimers-Strasse/Zeppelinstrasse Building A Third floor Addendum 1 C Tenant Development Plan to the Lease Agreement with Linotype GmbH Scale: 1:100 Version: 04/10/2008	Leasing Hannover Leasing Hannover Leasing GmbH & Co. KG Wolfratshauser Strasse 49 82049 Pullach Tel.: 089-21104 488 Fax: 089-21104 202

Planquadrat

Planning and Consulting

[see source]

Server room

ELT
Men’s Toilet Women’s Toilet
PuMi [unexpanded abbreviation]

TK=Pantry

Bad Homburg Stern W.-Reimers-Strasse/Zeppelinstrasse Building A Fourth floor Addendum 1 D Tenant Development Plan to the Lease Agreement with Linotype GmbH Scale: 1:100 Version: 04/10/2008	Leasing Hannover Leasing Hannover Leasing GmbH & Co. KG Wolfratshauser Strasse 49 82049 Pullach Tel.: 089-21104 488 Fax: 089-21104 202

Planquadrat

Planning and Consulting

[see source]

Server room

ELT
Men’s Toilet Women’s Toilet
PuMi [unexpanded abbreviation]

TK=Pantry

Bad Homburger Stern W.-Reimers-Strasse/Zeppelinstrasse Building A Fifth floor Addendum 1 E Tenant Development Plan to the Lease Agreement with Linotype GmbH Scale: 1:100 Version: 04/10/2008	Leasing Hannover Leasing Hannover Leasing GmbH & Co. KG Wolfratshauser Strasse 49 82049 Pullach Tel.: 089-21104 488 Fax: 089-21104 202

Addendum -2A- to the Lease Agreement with Linotype GmbH

[see source]

[Handwritten:] Addendum 2a to the Lease Agreement

Passenger vehicle parking space – eastern

Wing A

36 parking spaces	Legend [illegible] Remarks [illegible] Plan D [illegible] NEW CONSTRUCTION – ADMINISTRATIVE BUILDING CONSTRUCTION PLAN Vertical and outset plan [illegible]

Addendum -2B- to the Lease Agreement with Linotype GmbH

[see source]

[handwritten:] Addendum 2b to the Lease Agreement

Passenger vehicle parking space – western

Wing A

53 Parking spaces	Legend [illegible] Remarks [illegible]

Addendum -3- to the Lease Agreement with Linotype GmbH

[see source]

Addendum -4- to the Lease Agreement with Linotype GmbH

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND FURNISHINGS SPECIFICATION FOR RENTAL AREA WING A Version: 10/25/2007

TENANT CONSTRUCTION SPECIFICATION

Rental Area Wing A

OFFICE AND ADMINISTRATIVE BUILDING

WERNER-REIMERS-STRASSE

BAD HOMBURG

Lessor:	G & P Grundstücksentwicklungs- gesellschaft GmbH & Co. Apollo KG Frankfurter Strasse 1-5 65760 Eschborn

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

GENERAL SPECIFICATIONS

Preliminary remarks

The construction site is located at the Büro- und Gewerbepark Mitte [office and commercial park] in Bad Homburg at the corner of Zeppelinstrasse and Werner-Reimers-Strasse.

An office building with outside parking spaces will be erected on the property. The building complex consists of a semicircular structure with six adjoining wings with high-quality office spaces. A large part of the building is used by its main tenant Lilly Pharma Holding GmbH.

Access to the building for development is through the front square at the main entrance on the planned Werner-Reimers-Strasse. The entrance and exit to the parking lots is via the planned Werner-Reimers-Strasse, along the northern border of the property.

Planning and project data

The parcel of land:

Lot 21, land parcels 295 and 308, plot A (office building section) approx. 11,193 m².

Height between floors

Basement/cellar	Approx. 2.65 m of clearance height, less conduits Separate areas as per technical requirements.

Ground floor	Approx. 4.15 m of clearance height up to bottom of reinforced concrete floor
Floors 2-5	Approx. 3.00 m of clearance height up to bottom of reinforced concrete floor

The aforementioned plan specifications are subject to change and adjustment throughout the course of the planning.

Preparations for the measuring and metering (adapters and components) of the consumption units are being held off. Metering equipment, humidification meters, water pipes, etc. will be provided and installed as rental or leasing equipment by the building’s management.

Material changes and changes in design may be made within the scope of the planning and execution.

1. STRUCTURAL WORK

The Lessee shall be responsible for all digging work that is needed for the building pit, rough and fine leveling work, re-densification of the foundation levels, drainage canal work and other building construction measures.

The load-bearing structures of the building as well as the ascending floors, stairwells and elevator shafts will be executed both in in-situ concrete as well as mixed construction with masonry and precast concrete parts. In subunits, steel constructions may be used in the area of the entry hall (roof and/or façades).

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

Load assumptions

Ceiling over the basement floor and/or the floor on the ground floor	10.00 kN/m2
Floor slabs in the office area	5.00 kN/m2

2. ROOF AND FAÇADES

2.1 Roofing and weatherstripping work

The flat-roof roofing will be executed following the guidelines for the planning and execution of roofs with sealings (flat-roof guidelines, DIN 4108, Section 3, DIN 18195 and other applicable DIN norms, guidelines and manufacturer’s installation instructions).

2.2 Façades, façade facings and design

This façades of the individual building units will be given generously proportioned window elements that will be arranged as a ribbon façade or in subzones as a perforated façade within the façade as well. The closed façade areas will be done in a natural stone covering in front of the solid building elements in the design concept of the architect.

The individual windows will be given mostly two- and four-axial window and façade elements, some with sub-light and pivot/hung elements as well as fixed glazing according to specification. Each window element is provided with fixed glazing interchanging with openable pivot/hung windows. The ground floor entrance to lease area Wing A is equipped with double doors.

2.3 Sun protection and glare shields

All façade window elements will be equipped with exterior sun protection, except in the areas of the main entrance and stairwell. The sun protection is planned as light metal louvers with rope guide and cambered lamellas.

All visible parts of the sun blinders will be powder-coated, in a RAL color, following the architect’s specifications. They are controlled centrally with individual operating panel and overriding sun protection and wind monitors oriented to the building wings and façades.

2.4 Exterior and interior metalwork

Guardrails for ramps, staircases, terraces and other areas where there is a danger of falling will be done in galvanized metal; the guard rail height, element partitioning and infill will be done according to the plan.

All staircases will be equipped with a guardrail according to specification on all floors, consisting of a V2A handrail on offset, double flat iron bars, which will at the same time form the posts for the handrail infills. The infill rods of the guardrails are also made of flat steel.

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

3. INTERIOR WORK

3.1 Ceiling and wall coverings

Office spaces

The office spaces will not be given suspended ceilings. The ceiling surfaces will be primed for absorbing the surface coating system.

Sanitary facilities

A plasterboard ceiling liner that is ready-to-paint according to specification and primed for paint is to be custom-made in the sanitary facilities on all floors. The bathroom stalls will be given a reversible, metal coffered ceiling.

Areas in front of elevators

The elevators and lease space anterooms will not be given suspended ceilings. The ceiling surfaces will be primed for absorbing the surface coating system. These areas will be illuminated by ceiling lights, according to the architectural concept.

Entrance area

The entrance area on the ground floor will not be given suspended ceilings. The ceiling surfaces will be primed for absorbing the surface coating system.

Partitioning walls

A flexible partitioning wall system for hallway and office partitioning walls within the leased units will be provided for the office areas. A partitioning wall system by the company Feederle will be used.

The partitioning wall system will stand on the hollow floor and will extend up to below the smoothed reinforced concrete ceiling.

Hallway walls:

The hallway walls in the office areas will be executed as one-sided glazed glass elements, with no fire rating. The glass pane will be adhered to an aluminum frame in a high-quality structural glazing process. The soundproofing test value of the walls is Rw.p. = 32 dB. The glass elements will be mounted on the standard floors as floor-to-ceiling elements approx. 1.35 m wide. On the ground floor, the elements will be executed with an additional transverse joint at 2.50 m on account of the high room height. The glass partitioning walls will be provided with a sight marking at eye level consisting of adhered, calendared foil.

At the special request of the tenant, the glass partitioning wall system of the hallway walls can also be done in certain areas with increased soundproofing in a double-glazed design.

Office partitioning walls:

The partitioning walls between the individual offices will be executed as solid walls with an element width of approx. 1 m and a fitting piece to the façade.

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

The soundproofing test value will be Rw.p. = 47 dB. The surface of the solid walls consists of a melamine resin coating in the standard color of the manufacturer. On the ground floor, in the same way as the glass partitioning walls, an additional horizontal transverse joint will be put in at a height of 2.50 m on account of the high room height. For the standard design a method of 0.4 m² of office partitioning wall system/m2 of leased office space is planned.

Door elements:

As a rule, an open office structure without doors will be assumed. Individual rooms, such as e.g. for department managers, etc., will be furnished with doors that will be 1.35 m wide and consist of a one-sided glazed solid glass door (soundproof value of the door leaf Rw.p. = 32 dB with a glass side section (width approx. 35 cm). On the standard floors the door will be room-high; 2.50 m high on the ground floor. 1 glass door per 50 m² of leased office space.

Metal stud walls

The non-load-bearing space-partitioning for hallways, pantries, other rooms and interior meeting rooms on the ascending floors will be done by means of 10 cm-thick, double paneled metal stud walls. (Rw.p. = 42 dB). If necessary, in F30 or F90 execution, as per the building permit.

In wet rooms the metal stud walls will be executed waterproofed with a thickness of 100 and 150 mm depending on the installation. The paneling will be in part with waterproofed plasterboard panels and/or wet room panels.

3.2 Plastering and smoothing work

Reinforced concrete sections will be smoothed ready-to-paint as necessary. The stud walls/plasterboard panels and wet room planks will receive a ready-to-paint surface.

The soffits of the visible reinforced concrete ceilings (without suspended ceiling construction) from the ground floor to the fifth floor (offices and hallways as well as pantries) will be given a ready-to-paint spackling as necessary.

Masonry walls in the cellar will be executed plastered with coated joints in parts.

Entrance area

The interior walls of the entry hall will be given a single-layered thin plasterboard finish or a ready-to-paint spackling with a coat of paint as required.

3.3 Screeding, hollow floor and double floor

Screed

The floorage that is not given a hollow floor with a double floor section will be provided with a floating cement screed on the upper floors, ancillary rooms, in front of the elevators, the sanitary facilities and entrance area – as a base for tiles, carpeting or a natural or artificial stone flooring:

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

Hollow floor

The office spaces in the office building sections from the ground floor to the fifth floor will receive a hollow floor (total structure height approx. 16 cm, clearance height approx. 9 cm).

The offices on all floors (the ground floor to the fifth floor), always parallel to the façade axis, will be given a strip of double floor, width = 60 cm, the full length of the room.

The double floor strip will be executed at a distance approx. 0.60 cm (double floor axis) along the window fronts as a single row line, to serve the workstations.

The slot will be used for installation and development of areas of the office spaces and leased spaces that have a hollow floor.

The overall structural height of the double floor of the office levels is approx. 16 cm and/or equal to the hollow floor. The clearance height in this area is approx. 10 cm.

The double floor on the IT room floors is the same height and has the same load capacity as the double floor in the office areas.

The flooring construction has the following bearing capacities:

Point load	approx. 3 kN (inherent to the system)
Distributed load	approx. 5 kN/m2 (inherent to the system)

Openings for floor boxes

Borings for multiple socket connections (diameter of 30 cm) will be created in the double floors and/or double floor strip, according to specification of the technician supervisor.

One floor box is planned for every two window axes.

3.4 Natural stone and artificial stonework

Natural stone panels in mortarboard are to be laid on the existing screed in the entrance area and in the area of the elevator on the ground floor according to specification. Material: Verda Fontaine granite

The floors of the elevator cabins will be given the same natural stone facing as the foyer area.

Artificial stone slabs as described above are to be professionally laid in the closed stairwells, according to plan specification, on existing in-situ cement surfaces, but the slabs are to be adapted to the respective solid center widths and step widths.

3.5 Tile and slab work

Tile floor coverings in the sanitary facilities and other wet spaces

A waterproof seal with a permitted system is to be installed on the existing cement screed (according to manufacturer specification, e.g. Deitermann).

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

Material: V & B ceramic tiles, dark gray, Pro Architectura type, plate size 15/15

The wall joints are to be caulked forming a permanent elastic seal (silicon).

Ceramic wall/tiling in the sanitary facilities

In all sanitary facilities the walls to which sanitary objects are mounted (wash sinks, toilets, urinals) will be furnished with ceramic wall coverings. The remaining wall space will be given a dispersion coat.

Material: V & B ceramic tiles, dark gray, Pro Architectura type.

Plate size: 15 cm x 15 cm

3.6 Paintwork

Ceiling surfaces on the ground floor and on the upper floors as well as all visible areas in the stairwells

All visible ceiling surfaces including coffers and offsets in the ceiling area as well as reinforced concrete and plasterboard ceilings on the ground floor and on the upper floors will be given a coat of dispersion paint; color according to samples.

Ceiling surfaces on the basement floors

All visible reinforced concrete ceiling surfaces will be given a coat of paint according to the plan specification.

Wall surfaces on the ground floor and the upper floors

All visible, plastered or primed wall and support areas on the ground floor and the upper floors will be given a coat of dispersion paint as per plan specification; color according to samples.

Wall surfaces on the basement floors

All visible, solid walls, as well as the walls and supports on the basement floors, will be given an undercoat and a topcoat of dispersion paint.

All steel doors, primed steel parts on all guard rails (e.g. in the stairwells), steel supports, and frames of the wooden door leaves will be given a primer coat and a topcoat of synthetic enamel.

The floors in the technology rooms on the basement floors will be provided according to plan specification with an abrasion-proof coating (according to manufacturer specification). It is to be painted 10 cm high on all walls as a base coat.

3.7 Floor coverings (textile and linoleum floor coverings)

All facilities from the ground floor to the fifth floor that are not given tile, natural stone, artificial stone, or linoleum coverings or coatings, will be laid with a carpet in the office zone.

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

The necessary, professional subsurface pretreatment of the screed, hollow floor and double floor surfaces must be done before the textile floor covering work is done.

Rolls of carpet (25 euros per m2 material price according to the gross pricelist including VAT tax of the manufacturer) are to be adhered in the office spaces according to the plan specification.

Make: Dura

Type: Objekt Line

Color based on color selection of the manufacturer

The multiple socket connection covers are to be adhered with the same material after they are installed. The rooms and hallways will be given a bound-edge skirting all around with the corresponding carpeting.

Linoleum flooring

According to the plan specifications, linoleum sheeting is to be laid in the pantries with a suitable adhesive on the existing cement screed and/or hollow floor.

Make: DLW

Type: Marmorette, color: Lobster Red

The rooms will receive plastic plinths, color: black

3.8 Cabinetry/doors and door fittings

The room doors in solid walls and in plasterboard/metal stud walls without fire rating, e.g. for sanitary facilities and other spaces, will be executed as wooden doors with color melamine coating with a steel enclosure frame for various wall strengths, taking into account the wall coverings. Doors with fire rating will be done in the same way, according to the building permit requirements.

The size of all entrance doors will be coordinated to a raw state dimension of 1.01 m x 2.26 m or 0.885 m x 2.26 m respectively. All bathroom stall doors are to be coordinated to a raw state dimension of 0.76 m x 2.26 m or 0.635 m x 2.26 m respectively.

Make: Westag & Getalit or similar quality

Stainless steel door handles are planned as fittings: by FSB with round rosette.

The bathroom stall doors will be given fittings with a free/occupied display.

Entrance doors to the sanitary facilities

Door systems as described above, but with top-mounted door closer.

Locking system

The building will be given a locking system (GHS locking system). All entrance doors as well as the doors to common areas will be provided with profile cylinder locks by the Lessor.

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

Preliminary setup for access control:

All lease area entrance doors are to be equipped with preliminary equipment for door openers, magnetic contacts as well as the corresponding empty ductwork up to the floor structure.

3.9 Special installations

Pantries

The pantries will be given a kitchenette, in white, approx. 2.40 m long, with refrigerator and dishwasher, a floor cupboard with drawer, a cabinet below the sink with garbage collector, a full-length countertop as well as wall cupboards. Over the countertop the back wall will be covered with the same material as the countertop.

Mailbox unit

A freestanding mailbox unit with integrated doorbell panel (by Siedle or of similar quality) is to be supplied and installed for the entire property.

4. TECHNICAL CONSTRUCTION HEATING/VENTILATION/SANITARY FACILITIES

4.1 Heating system

Bases of calculation

The heat requirement is calculated according to DIN EN 12831.

The following was determined as room temperature (winter):

• Offices and lounges
(according to workplace guidelines):	+20°C

• Sanitary facilities, pantries:	+20°C

• Stairwells, hallways:	+20°C

A closed split-system pump hot water heating system according to DIN 4751, Section 2 and/or the supplementary guidelines is planned for the heating.

The power supply will be gas. Heat will be provided by a double boiler installation. The main heating system will be housed in the basement.

Heating surfaces

The heating services will be located under the window elements. Smooth, flat heating elements will be provided as heating elements. The heating surfaces will be configured such that it will be possible to move the office partition walls (one heating element per window axis).

Tubular radiators will be provided in the hallways and stairwells.

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

Wash water heating

The provision of hot water will occur locally.

Depressurized 5-liter reservoirs will be installed in the sanitary anterooms and pantries to supply the various sinks.

4.2 Sanitary facilities

Furnishings and fittings

The leased spaces will be given ample, appropriate sanitary fittings and furnishings for men and women. Brand name sanitary furnishings and fittings will be installed (Duravit and/or Keramag, white).

Washstands:	Porcelain wash stands with natural stone surface with a large mirror, soap dispenser and mixing tap for one hand operation, by Dornbracht or similar quality.

Toilets:	Wall-hung toilets made of sanitary porcelain with wall-installed toilet tank.

Urinals:	Porcelain sinks with masked in- and outflow, with automatic in-wall approach rinsing and infrared flush activation.

Sinks:	For cleaning purposes with a bucket grate and hot water supply (electrical hot water reservoir) with mixed tap.

4.3 Ventilation system

General

The planning and execution of the below ventilation systems will follow the valid DIN norms, guidelines and regulations. Mechanical ventilation of the office areas is not planned.

Basement rooms

The inner basement and storage rooms will get air exhaust systems for simple, hourly air renewal in the rooms.

Sanitary facilities and pantries as well as interior-lying rooms

Sanitary facilities and pantries as well as interior-lying rooms (IT distributor room, etc.) will be given an air exhaust system. The individual ventilators will be located on the roof of the respective building units or in the rooms and will be controlled by means of switch timers. The air supply will come through a door undercut (1.5 cm - 2.0 cm) or front wall-fire protection elements, as per building code requirements. Telephony sound absorbers will be installed if necessary.

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

4.4 Cooling system

General:

Cement core activation is planned in all office units that adjoin the core zones as well as the respective meeting room that adjoins the gallery.

No guarantee is assumed on the part of the lessor that at an outside temperature of 32°C and above the existing sun protection and the intended backup cool system will reach a certain room temperature, e.g. 6°C below the outside temperature. Should the tenant deem further air-conditioning measures necessary besides those provided in this building specification on account of the specific location and use of the leased property or individual spaces, then the tenant shall be free to plan suitable air-conditioning measures (cooling equipment) and install it or have it installed at its expense.

Basic system for cooling the office spaces of the respective building sections

As part of the standard outfitting, cooling registers, similar to an under-floor heating system, will be installed as an area cooling system in the cement floors of the office spaces, through which cold water will flow during summer operation such that the floors can be cooled to a surface temperature of approx. 19°C-22°C. This will create the ideal cooling effect for a building. Such a cooling of the active cooling surface can be realized from approx. 40 watts/m2.

5. TECHNICAL CONSTRUCTION

ELECTRICAL SYSTEMS/HIGH AND LOW VOLTAGE

The technical and electrical development, the connections and the type of media will be carried out in coordination with the utilities and waste management companies and according to official requirements.

5.1 Electrical systems

Development/energy supply (electricity)

The construction project will be supplied by means of the medium voltage network of the respective utility company. The station is planned for outside the building.

The low-voltage main distributor including the low-voltage metering equipment will be located in a separate electrical room in the basement. The distributors on the floors and the general power supply will be supplied by the low-voltage main distributor. The current version of the TAB [Technical Connection Conditions] will be adhered to.

General installation, office area

Beginning from the distributors on the floors, the wires for high and low voltage will be laid on cable tracks and partially in the double or hollow floor space. All wires that are required for the floorboard connection outlets in the office spaces will be laid in the double or hollow floor.

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

The supply wires for the hallway lighting as well as low-voltage wires for alarms, etc. will be laid in the ceiling areas.

When equipping with floor lamps the installation will be done in the hollow floor.

The floor lamp illumination in the office areas will be switched on locally on the lamp and/or by means of motion detection on the lamp (by Schmitz, factory type).

A hollow floor with double floor strips is planned in the office spaces, in the floorboard connection sockets (Ackermann or similar quality) a floor box will be installed every two window axes (2*1.35 m).

The floorboard connection sockets are built for the following mountings:

•	two white socket outlets with grounding contact

•	two orange socket outlets with grounding contact (prepared for USV buffer for the tenant side)

•	two IT double sockets RJ 45 for data and communication technology (4 ports)

The installation of the technical rooms and similar-quality ancillary rooms will be done “on-wall”.

IT wiring

The Lessor will provide the complete passive network as structured IT wiring, consisting of IT cables, connection sockets and patch panels. The passive network will be executed based on EN 50173 as well as the norm for the class D system contained therein.

The distributor rooms (FD rooms) of the floors will be provided in the core areas, one for each wing. Two (2) 19” system distribution cabinets (SVS, 800 mm x 800 mm, 42 HE, ventilators, including patching panel horizontally and vertically with outlet strip) will be built in the FD room.

The patch fields and data ports will be executed as Class D components.

The wiring of the workspaces will be done using a cable of the Cat. 7 type.

Two (2) double data ports (4 ports) are planned for each floor box.

The active components and patch cables will be planned, supplied, installed and connected operation-ready by the tenant.

Lighting systems

The lighting will be built in accordance with the valid requirements; in this case: DIN 5035, DIN EN 12464, BGVR [Regulatory Database of the German Professional and Trade Association]. All lights will be equipped with electronic ballasts.

The following illumination levels are planned for the individual room types:

•	Hallway:	150 lux

•	Core area, sanitary facilities, etc.	150 lux

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

• Utility rooms:	150 lux

• Office spaces (workspaces):	500 lux

• Traffic areas:	200-300 lux

• Stairwells:	100 lux

The following lighting fixtures are planned for the respective areas of use:

Office areas:

Floor lamps for workspace illumination at a spatial depth of 4.05 m indirect/direct (basic workspace illumination 500 lux).

In the interior zones of the office wings and meeting areas, illumination will be by means of suspended lamps, Schmitz, Tendo type and/or [            ].

Hallways:	Round, surface-mounted downlights, based on the ceiling structure, by Fagenhalt.

Entrance area:	Decorative surface-mounted lights, Schmitz clean.

Sanitary facilities and anterooms:	Built-in downlights, by Fagenhalt

Pantries:	Surface mounted downlights, by Fagenhalt

Stairwells:	Ceiling-mounted lights and wall-mounted lights and/or downlights, ASL type

Emergency lights:	Safety signs in the emergency routes (glass pictograms)

5.2 Low-voltage technology

Fire alarm system

Where necessary, the building will be equipped with a fire alarm system that complies with the official requirements of the building permit. The initial set of extinguishers will be installed by the lessor.

Alarm installation:

The building will be given an alarm installation for fire emergencies that complies with official codes.

5. TRANSPORT TECHNOLOGY/ELEVATOR SYSTEMS

For the vertical transport of passengers and loads, there is an elevator available with no machine room in the lease area Wing A that has a lifting capacity of 1,000 kg = 13 passengers for passenger transport (by Thyssen) in accordance with DIN EN 81.

A communications terminal for voice communication (emergencies) will be installed in the telephone system in the elevator cabins.

Construction project:	Office and Administrative Building Zeppelinstrasse/Werner-Reimers-Strasse, Bad Homburg BUILDING AND EQUIPMENT SPECIFICATION FOR LEASE AREA WING A Version of 10/25/2007

7. EXTERIOR FACILITIES

The landscaping work is to be carried out in accordance with DIN 18320. The building will be constructed adapted to the planned site level and/or adapted to the site requirements.

The green spaces will be organized into lawn areas and plantings following the outdoor installations plans.

Parking spaces

Access road areas will be asphalted. The parking areas will be done with grass pavers. The final design will result from the planning as well as from consultations with the City of Bad Homburg.

Illumination of exterior facilities

A variety of lights, such as mast lights, in-ground lights and bollard lights are planned for illuminating and accentuating the exterior facilities, by we-ef.

Addendum -5- to the Lease Agreement with Linotype GmbH

Contract of Surety

-The Lessee-

has entered into a Lease Agreement dated                      with

ELINOR Grundstücksgesellschaft mbH & Co. Apollo KG, Pullach

-the Lessor-

concerning the lease object Wing A, floors 1-5, at the property “Bad Homburger Stern”, Zeppelinstrasse/Werner-Reimers-Strasse 2-4 in 61352 Bad Homburg v.d.H.

Under the terms of the Agreement, the Lessee must provide the Lessor with a surety for the rent to the amount of                     . The purpose of the surety is to guarantee all – even future and conditional – claims of the Lessor against the Lessee from the Lease Agreement including any incidental claims and/or damage compensation claims no matter what the legal cause, even statutory cause.

That having been said, we

(name and address of the guarantor)

herewith assume for the Lessee irrevocable joint and several surety for the aforementioned claims up to a total amount of €                      (in words:                      euros) against the Lessor.

We herewith waive the defenses of offset and voidability under § 770 BGB [Civil Code] as well as the defense of failure to pursue remedies under § 771 BGB. The waiver of the defense of offset under § 770 (2) BGB shall not apply if the counterclaim is undisputed or has been legally established. This surety shall likewise guarantee expired claims of the Lessor from the Lease Agreement against the Lessee for up to ten (10) years after the surety claim comes about.

Release through depositation of the surety amount is precluded. We can only be drawn upon from this surety for payment of money. The surety is indefinite. It shall expire upon return of this deed. German law applies hereunto.

Jurisdiction shall be the town where the lease object is located.

Place, date

N.N. (Guarantor)

Addendum -6- to the Lease Agreement with Linotype GmbH

Addendum to the offer	Hannover Leasing
Insured risks, indemnity limits, deductibles

[illegible]	01/01/2008	ELINOR Grundstücksgesellschaft mbH & Co. Apollo KG

Risk	Insured		Annual indemnity limit	Deductible
	yes	no
Fire			none
EC – a) Civil commotions, strike, blockade, malicious damage	x		[see source for figures]
EC – b) Vehicle [illegible], smoke, sonic boom	x		none
EC – c) Emission of extinguishing media	x		none
EC – d) Water from pipes	x		none
EC – e) – f) Storm / [illegible]	x
EC – g) Flood	x
EC – h) Earthquake	x
EC – i) Sinkhole, landslide	x
EC – j) Snow load, avalanche	x
EC – k) Volcanic eruption, landslide	x
Unnamed risks	x
Graffiti damages	x
Glazing insurance for the common or entire glazing of the building	x		none

Premium-free rental loss/lease fee loss insurance has been included against the risks insured in the property insurance. Agreed period of liability 24 months.

The annual indemnification limits are combined for the property and rental insurance.

Planquadrat

Planning and Consulting

[see source]

Server room

ELT
Men’s Toilet Women’s Toilet
PuMi [unexpanded abbreviation]

TK=Pantry

Bad Homburger Stern W.-Reimers-Strasse/Zeppelinstrasse Building A Third floor Addendum 7a: Layout plan of the additional special tenant requests - 3rd floor to the Lease Agreement with Linotype GmbH	Leasing Hannover Leasing Hannover Leasing GmbH & Co. KG Wolfratshauser Strasse 49 82049 Pullach Tel.: 089-21104 488 Fax: 089-21104 202

Planquadrat

Planning and Consulting

[see source]

Server room

ELT
Men’s Toilet Women’s Toilet
PuMi [unexpanded abbreviation]

TK=Pantry

Bad Homburger Stern W.-Reimers-Strasse/Zeppelinstrasse Building A Fifth floor Addendum 7b: Layout plan of the additional special tenant requests – fifth floor to the Lease Agreement with Linotype GmbH	Leasing Hannover Leasing Hannover Leasing GmbH & Co. KG Wolfratshauser Strasse 49 82049 Pullach Tel.: 089-21104 488 Fax: 089-21104 202

[see source]

Cooling pipe connection

Plasterboard ceiling coffer with circulated air cooling unit

Addendum 7c: Layout of ceiling coffer for cooling to the Lease Agreement with Linotype GmbH

Building unit view: 3rd floor

Addendum 8

to the Lease Agreement between Linotype GmbH and ELINOR Grundstücksgesellschaft mbH & Co. Apollo KG

Advertising plan

Linotype [logo] Position B                Lilly [logo] Position A

Position C.

[See source]

“Bad Homburger Stern, Werner-Reimers-Strasse 2-4”

EASTERN VIEW